REALTY INCOME CORPORATION 2021 INCENTIVE AWARD PLAN
DEFERRED RESTRICTED STOCK UNIT GRANT NOTICE FOR EXECUTIVE VICE PRESIDENTS
Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the Realty Income Corporation 2021 Incentive Award Plan (as amended from time to time, the “Plan”) or the Realty Income Deferred Compensation Plan (the “Deferred Compensation Plan”).
Realty Income Corporation, a Maryland corporation (the “Company”) has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan, the Deferred Compensation Plan and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:
Vesting Dates:	Number of Shares:

By accepting this grant (by clicking the “Accept” button), Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Deferred Compensation Plan and the Agreement. Participant has reviewed the Plan, the Deferred Compensation Plan this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this grant and fully understands all provisions of the Plan, the Deferred Compensation Plan this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Deferred Compensation Plan, this Grant Notice or the Agreement.

REALTY INCOME CORPORATION
By:	____________________________
Name:	____________________________
Title:	____________________________

Exhibit A
DEFERRED RESTRICTED STOCK UNIT AGREEMENT FOR EXECUTIVE VICE PRESIDENTS
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan or the Deferred Compensation Plan, as applicable.
ARTICLE I.
GENERAL
1.1Award of RSUs and Dividend Equivalents.
(a)The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
(b)The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. Dividend Equivalents shall not entitle Participant to any payments relating to dividends with a record date that occurs after the earlier of the payment or forfeiture of the RSU underlying such Dividend Equivalent. The Dividend Equivalents and any amounts that may become payable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of Section 409A of the Code. Any amounts payable in respect of Dividend Equivalents shall be paid or deferred in accordance with the Deferred Compensation Plan, as applicable as and when the dividends in respect of which such Dividend Equivalent payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying RSU.
1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
1.1Vesting; Forfeiture.
(a)Subject to Section 2.1(d) below, the RSUs will vest according to the vesting schedule in the Grant Notice.
(b)In addition, the RSUs will become immediately vested: (i) upon Participant’s Termination of Service by the Company without Cause or due to a Constructive Termination, in each case, within eighteen (18) months following a Change in Control or (ii) upon Participant’s Termination of Service due to Participant’s death or Disability.
(c)Upon a Participant’s Qualifying Retirement, as such term is defined in the Realty Income Retirement Policy, as amended from time to time (the “Retirement Policy”), the RSUs and the vesting thereof shall be subject to the terms and conditions set forth in the Retirement Policy.
(d)Subject to Sections 2.1(b) and 2.1(c), in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company; provided that in the event of a Termination of Service for any reason other than due to a termination by the Company for Cause, where Participant has provided the Company with at least thirty (30) days’ advance written notice of Participant’s intent to resign (or as otherwise acceptable to the Company in its sole discretion) and does not incur a Termination of Service earlier, a number of RSUs shall vest on the date of such Termination of Service equal to the number of RSUs that would have vested on the vesting date next following the date of the Termination of Service (had Participant not experienced a Termination of Service prior to such date), pro-rated based on the number of days elapsed from the vesting date immediately preceding the date of the Termination of Service through the date of the Termination of Service (as a portion of the number of days between such Vesting Date and the Vesting Date next following the date of the Termination of Service), rounded down to the nearest whole RSU.
(e)For purposes of this Agreement the following terms will have the following meanings:
(i)“Constructive Termination” means Participant’s resignation of employment within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after Participant’s delivery of written notice thereof, and which resignation is effective not more than thirty (30) days following the expiration of such cure period: (1) the delegation to Participant of duties or the reduction of Participant’s duties, either of which substantially reduces the nature, responsibility, or character of Participant’s position immediately prior to such delegation or reduction; (2) a material reduction by the Company in Participant’s base salary in effect immediately prior to such reduction; or (3) the Company’s relocation of Participant’s principal office location to a place more than forty (40) miles from the Company’s present headquarters location (except that reasonably required travel on the Company’s business shall not be considered a relocation).
1.2Settlement.
(a)Subject to, and in accordance with, the Deferred Compensation Plan, to the extent vested, the RSUs will be paid in Shares in accordance with the terms and conditions set forth in the Deferred Compensation Plan (either by delivering one or more certificates for such Shares or by entering such shares in book entry form, as determined by the Administrator in its sole discretion), provided that the exact payment date shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment). Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
1.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
1.2Tax Withholding.
(a)The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the RSUs prior to the applicable settlement date, the Administrator shall accelerate the payment of a portion of the award of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations
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and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
1.3Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.
(b)Non-Qualified Deferred Compensation. Sections 11.6(b) and (c) of the Plan shall apply to the RSUs and this Agreement. For purposes of Section 409A, each RSU (and the right to payment with respect to each RSU) is to be treated as a right to a separate payment.
ARTICLE IV.
OTHER PROVISIONS
1.1Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.2Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.3Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.4Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.5Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company, including without limitation any acquirer of the Company in a Change in Control. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including
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any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.7Entire Agreement. The Plan, the Deferred Compensation Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
1.8Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
1.9Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive Shares or cash as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets
1.10Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
1.11Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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